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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
MONDAY, OCTOBER 19, 1998


           SCHUFF STEEL COMPLETES ACQUISITION OF BANNISTER STEEL, INC.


PHOENIX, Arizona, October 19 -- Schuff Steel Company (Nasdaq: SHUF) announced today that it has completed the acquisition of Bannister Steel, Inc., a privately held company headquartered in National City, California. Bannister provides structural steel fabrication services for industrial and commercial projects in the Southern California construction market.

The aggregate purchase price was $16.8 million, of which $15.8 million was paid in cash and the balance by a promissory note payable over the next two years. The transaction was recorded under the purchase method of accounting.

Bannister recorded revenues of $21.4 million in its most recent fiscal year ended December 31, 1997, compared with $15.6 million in its fiscal year ended December 31, 1996, according to its financial statements for those periods. Schuff Steel anticipates that Bannister's revenues will continue to grow in 1998 and 1999 and that the acquisition will be accretive to 1998 earnings.

"This strategic acquisition of Bannister Steel both strengthens and solidifies our competitive position in the Southern California market. Historically, Bannister has been one of the dominant players and preferred fabricators in the San Diego region," said Scott Schuff, President and CEO of Schuff Steel. "We view Bannister as an opportunistic acquisition that enhances Schuff Steel's geographic and market diversity, two key goals of our external growth strategy."

The company reported that key Bannister officials -- Ted Rossin, president; John Achuff, chief financial officer; Ronald Bowers, shop superintendent; and Jeffrey Clinkscales, general manager -- have entered into employment agreements and will continue to manage Bannister's day-to-day operations.

The acquisition of Bannister is Schuff Steel's third major transaction thus far in 1998. In June, the company acquired Albany, Georgia-based Addison Structural Services, Inc., for an aggregate purchase price of $59.4 million. Addison provides structural steel fabrication and erection services and manufactures short- and long-span joists, trusses, and girders for industrial and commercial projects. Addison's fabrication facilities in Albany, Georgia and Lockhart, Florida, and a joist manufacturing plant in Quincy, Florida, have broadened Schuff Steel's existing operations and opened new market areas. Schuff Steel retained seasoned management with Addison's operations.

In September, Schuff Steel completed the acquisition of Six Industries, Inc., for an aggregate purchase price of $17.9 million. Six and its subsidiary, Aitken, Inc., offer a wide array of steel fabrication services and other related products to the oil, gas and petrochemical industries. With the addition of Six and Aitken, Schuff Steel expects to gain immediate access into profitable industrial equipment markets, add additional fabrication capacity, and position itself to better serve Sunbelt and international customers.

Schuff Steel Company is a rapidly growing steel fabrication and erection company providing a fully integrated range of steel construction services, including design engineering, detailing, joist manufacturing, fabrication and erection, and the level of project management expertise necessary to accommodate fast track, "design-as-you-go" projects. Examples of major projects completed by Schuff include Bank One Ballpark, a state-of-the-art baseball stadium
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featuring a fully retractable roof constructed for Major League Baseball's
Arizona Diamondbacks franchise; Agua Fria Siphon Project, an aqueduct system with more than two miles of specially fabricated, 21-foot diameter pipe; MGM Grand Hotel & Casino in Las Vegas, the world's largest hotel and casino; and Bajo de la Alumbrera in Argentina, one of the largest copper and gold mines in the world.

The company has multi-state operations primarily focused in the United States Sunbelt.

For further information regarding Schuff Steel free of charge via fax, dial
 1-800-PRO-INFO and enter "SHUF."

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the Company's expectations that Bannister's revenues will increase and that the acquisition will be accretive to 1998 earnings. These forward-looking statements are based on the Company's expectations and are subject to a number of risks and uncertainties, some of which cannot be predicted or quantified and are beyond the Company's control. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Factors that could cause actual results to differ materially from the Company's expectations include the ability of the Company and Bannister Steel to successfully integrate their operations, which could, among other factors, affect the combined Company's earnings, the ability of the Company to effectively manage the geographically dispersed operations of the Company, including Bannister Steel, and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including the Company's Quarterly Reports on Form 10-Q, its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 1998, as amended April 30, 1998, and the Company's Prospectus dated July 21, 1998 relating to the exchange offer of $100 million in aggregate principal amount of its 10-1/2% Senior Notes due June 1, 2008. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation or assurance by the Company that the objectives, plans and expectations of the Company will be achieved.